Exhibit 99.1

Adaptimmune Reports Q3 2024 Financial and Business Updates

Tecelra® launch on track with 9 Authorized Treatment Centers available to initiate patient treatment journey, and the first patient apheresed in Q3; expect first commercial revenues in Q4 and the number of treated patients to accelerate throughout 2025

Lete-cel IGNYTE-ESO pivotal trial primary analysis reports 42% overall response rate in synovial sarcoma and myxoid/round cell liposarcoma (MRCLS); full data at CTOS conference on November 16

Company restructuring to prioritize commercial sarcoma franchise and R&D programs with highest potential return on invested capital and transformational benefit to patients

Planned 33% reduction in headcount in Q1, 2025 as part of approximately $300 million in aggregate cost savings over the next four years enables company to target an operating breakeven during 2027

At the end of Q3, Adaptimmune had Total Liquidity1 of $186.1 million

PHILADELPHIA, PA. and OXFORD, UK, November 13, 2024 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a company redefining the treatment of solid tumor cancers with cell therapy, today reports financial results and business updates for the third quarter ended September 30, 2024. The Company will host a live webcast at 4:30 p.m. EST (9:30 p.m. GMT) today.

Adrian Rawcliffe, Adaptimmune's Chief Executive Officer: “With Tecelra's encouraging launch and the new positive pivotal results for lete-cel to be presented at CTOS, Adaptimmune will redefine itself as a sarcoma-focused business. We have increased confidence in our $400 million peak year sales estimate for the combined sarcoma franchise. We’re creating a new leaner company, investing in only the highest potential programs and reducing our operating expenses by around $300 million over the next four years. With these actions we have a clear path to operating breakeven during 2027.”

Company focuses on strategic business plan and restructuring

●	Prioritization of commercial sarcoma franchise and R&D programs with highest potential for return on invested capital and transformational benefit to patients. Tecelra launch progress and lete-cel data both support the Company’s projection of combined U.S. peak year sales of $400 million for both products.
●	The Company plans to reduce headcount by approximately 33% and total operating expenses by approximately 25% in the first year as compared to anticipated full year 2024 together with a focus towards operations in the U.S.
●	The Company expects the aggregate savings over the 4-year period from 2025-2028 will be approximately $300 million, excluding one-time cost of restructuring.
●	The Company will cease enrolment in the SURPASS-3 Phase 2 clinical trial (NCT05601752), investigating uza-cel for the treatment of platinum-resistant ovarian cancer.
●	Adaptimmune’s collaboration with Galapagos is underway, and plans are progressing to conduct a clinical proof-of-concept trial to evaluate the safety and efficacy of uza-cel (next-generation engineered TCR T-cell therapy, formerly ADP-A2M4CD8) using Galapagos' decentralized manufacturing platform in patients with head & neck cancer.

1 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below

●	ADP-600 (targeting PRAME) and ADP-520 (targeting CD-70) will continue preclinical development towards IND submissions. The Company is engaged in active discussions to partner and expand these programs.

Tecelra® Launch

●	Tecelra® was approved by U.S. Food and Drug Administration (FDA) approved for the treatment of advanced MAGE-A4+ synovial sarcoma in adults with certain HLA types who have received prior chemotherapy.
●	Tecelra®, a single infusion, is the first new treatment option for synovial sarcoma in more than a decade and the first engineered cell therapy for solid tumors.
●	9 Sarcoma centers of excellence across the U.S. are available as Authorized Treatment Centers (ATCs) for Tecelra® and are accepting patients and referrals from healthcare providers to initiate the Tecelra treatment journey. The Company is confident the full ATC network of approximately 30 ATCs will be active by the end of 2025, covering an estimated 80% of patients treated in sarcoma centers of excellence.
●	The first patient has been apheresed and first manufacture of Tecelra is ongoing.

Lete-cel registrational data (details are in a separate press release issued today)

Full primary analysis on 64 patients with long term follow up from pivotal IGNYTE-ESO trial has been completed and will be presented at the Connective Tissue Oncology Society (CTOS) annual meeting, being held in San Diego, CA from November 13 to 16, 2024:

●	“Planned Analysis of the Pivotal IGNYTE-ESO Trial of Lete-Cel in Patients with Synovial Sarcoma or Myxoid/Round Cell Liposarcoma (MRCLS)” by Dr. Sandra D’Angelo, M.D., Sarcoma Medical Oncology, Memorial Sloan Kettering Cancer Center, on Saturday, November 16, 10:30 AM – 12:00 PM PST, Session 12: Immunology.
●	Data demonstrate 42% of people with advanced or metastatic synovial sarcoma or MRCLS had clinical responses with lete-cel; Results include six complete responses (6/64) and twenty-one partial responses (21/64). Responses are durable, with a median duration of response of just over a year overall.
●	Adaptimmune plans to initiate a rolling Biologics License Application (BLA) for lete-cel for the treatment of advanced or metastatic MRCLS and synovial sarcoma by the end of 2025.
●	Lete-cel will bolster Adaptimmune's sarcoma franchise by expanding the addressable patient population to NY-ESO-1 positive MRCLS and synovial sarcoma solid tumors.
●	Adaptimmune will host a virtual event to review the IGNYTE-ESO dataset and the impact of engineered cell therapies on the treatment landscape in sarcoma. The event will feature Dr. Sandra D’Angelo, sarcoma medical oncologist of Memorial Sloan Kettering Cancer Center, an investigating clinician in both the SPEARHEAD and IGNYTE-ESO clinical trials, lead author and presenter of the IGNYTE-ESO data update at CTOS. To register & Attend: Adaptimmune Virtual KOL Event - LifeSci Events.

Recent data presentations

●	Translational data from the pivotal SPEARHEAD-1 trial, describing mechanisms of anti-tumor activity, durability and persistence for afami-cel (Tecelra), was presented at the Society for Immunotherapy of Cancer (SITC) 39th annual meeting by Mihaela Druta, MD, Vice Chair, Sarcoma Center, Moffitt Cancer Center, on November 8.
●	This presentation will also be encored at CTOS 2024 annual meeting, on Saturday, November 16 10:30 AM – 12:00 PM PST, Session 12: Immunology.

●	Jo Brewer, PhD., Adaptimmune’s Chief Scientific Officer, delivered a platform presentation and participated in a panel discussion during SITC’s Biotech Breakthroughs – Solid Tumor IO at the Tipping Point session.

Today's Webcast Details

A live webcast and replay can be accessed at https://www.gowebcasting.com/13698. Call in information is as follows: +1-844-763-8274 (US or Canada) or +1-647-484-8814 (International). Callers should dial in 10 minutes prior to the scheduled start time and simply ask to join the Adaptimmune call.

Virtual KOL Webcast Details November 18th following CTOS

Join Adaptimmune on Monday, November 18, 2024 at 2:30 PM ET for a virtual KOL event featuring Dr. Sandra D'Angelo, M.D. (Memorial Sloan Kettering Cancer Center) who will discuss the unmet need and current treatment landscape for patients with sarcoma, including synovial sarcoma (SyS) and myxoid/round cell liposarcoma (MRCLS).Register & Attend: Adaptimmune Virtual KOL Event - LifeSci Events

Financial Results for the three and nine months ended September 30, 2024

●	Cash / liquidity position: As of September 30, 2024, Adaptimmune had cash and cash equivalents of $116.7 million and Total Liquidity[2] of $186.1 million, compared to $144.0 million and $146.9 million respectively, as of December 31, 2023.
●	Revenue: Revenue for the three and nine months ended September 30, 2024, was $40.9 million and $174.8 million, respectively, compared to $7.3 million and $60.1 million for the same periods in 2023. Revenue has increased in 2024, compared to the same periods in 2023 primarily due to the termination of the Genentech collaboration in the second quarter of 2024, resulting in the majority of the remaining deferred income for the collaboration being recognized as revenue including a cumulative catch-up adjustment of $101.3 million, and the Mutual Release and Recognition Agreement in the third quarter of 2024 resulting in the remaining deferred revenue of $37.5 million of revenue, including the $12.5 million payment under the Mutual Release and Recognition Agreement, being recognized as revenue in the current quarter. This was significantly higher than the impact from the termination of the Astellas collaboration in 2023, which resulted in $42.4 million of revenue being recognized in March 2023. No revenue from commercial product sales was recognized in the three and nine months to September 30, 2024.
●	Research and development (R&D) expenses: R&D expenses for the three and nine months ended September 30, 2024, were $34.3 million and $110.0 million, respectively, compared to $37.8 million and $93.3 million for the same periods in 2023. R&D expenses in the three months ended September 30, 2024, decreased due to a decrease in subcontracted expenditures primarily due to a decrease in clinical trial expenses, offset by a decrease in offsetting reimbursements receivable for research and development tax and expenditure credits. Conversely, R&D expenses in the nine months ended September 30, 2024, increased due to an increase in the average number of employees engaged in research and development following the acquisition of TCR[2] in June 2023, annual salary increases, increases in property costs, increases in manufacturing facility expenditure, an increase in in-process research and development costs and a decrease in offsetting reimbursements receivable for research and development tax and expenditure credits.
●	Selling, general and administrative (SG&A) expenses: SG&A expenses for the three and nine months ended September 30, 2024, were $21.2 million and $60.1 million, respectively, compared to $16.2 million and $56.6 million for the same periods in 2023. SG&A expenses increased due to an increase in accounting, legal and professional fees in due to fees relating to business development work and preparation for commercialization, offset by a decrease in restructuring charges recognised in the first quarter of 2023 that were not repeated in 2024 and an increase in offsetting reimbursements.
●	Net (loss)/profit: Net (loss)/profit attributable to holders of the Company's ordinary shares for the three and nine months ended September 30, 2024, was a loss of $17.6 million and a profit of $3.4 million, respectively ($(0.01) and $0.00 per ordinary share), compared to losses of $45.6 million and $66.0 million ($(0.03) and $(0.06) per ordinary share), for the same periods in 2023.

About Adaptimmune
Adaptimmune is a fully integrated cell therapy company working to redefine how cancer is treated. With its unique engineered T cell receptor (TCR) platform, the Company is developing personalized medicines designed to target and destroy difficult-to-treat solid tumor cancers and to radically improve the patient’s cancer treatment experience.

2 Total liquidity is a non-GAAP financial measure, which is explained and reconciled to the most directly comparable financial measures prepared in accordance with GAAP below

Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address our expected future business, financial performance, financial condition, as well as the results of operations and often contain words such as “anticipate” “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions. Such statements are based only upon current expectations of Adaptimmune. Reliance should not be placed on these forward-looking statements because they involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2023, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Total Liquidity (a non-GAAP financial measure)

Total Liquidity (a non-GAAP financial measure) is the total of cash and cash equivalents and marketable securities (available-for-sale debt securities). Each of these components appears separately in the condensed consolidated balance sheet. The U.S. GAAP financial measure most directly comparable to Total Liquidity is cash and cash equivalents as reported in the condensed consolidated financial statements, which reconciles to Total Liquidity as follows (in thousands):

	September 30,	December 31,
	2024	2023
Cash and cash equivalents	$116,741	$143,991
Marketable securities - available-for-sale debt securities	69,349	2,947
Total Liquidity	$186,090	$146,938

The Company believes that the presentation of Total Liquidity provides useful information to investors because management reviews Total Liquidity as part of its assessment of overall solvency and liquidity, financial flexibility, capital position and leverage.

Condensed Consolidated Statement of Operations

(unaudited, in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenue	$40,901	$7,319	$174,810	$60,050
Operating expenses
Research and development	(34,304)	(37,788)	(109,959)	(93,301)
Selling, general and administrative	(21,277)	(16,164)	(60,092)	(56,634)
Total operating expenses	(55,581)	(53,952)	(170,051)	(149,935)
Operating (loss)/profit	(14,680)	(46,633)	4,759	(89,885)
Interest income	2,096	2,149	4,817	4,368
Interest expense	(1,109)	—	(1,635)	—
Gain on bargain purchase	—	(106)	—	22,049
Other income (expense), net	(3,093)	(324)	(2,657)	(494)
(Loss)/profit before income tax expense	(16,786)	(44,914)	5,284	(63,962)
Income tax expense	(831)	(687)	(1,883)	(1,992)
Net (loss)/profit attributable to ordinary shareholders	$(17,617)	$(45,601)	$3,401	$(65,954)

Net (loss)/profit per ordinary share
Basic	$(0.01)	$(0.03)	$0.00	$(0.06)
Diluted	$(0.01)	$(0.03)	$0.00	$(0.06)

Weighted average shares outstanding:
Basic	1,534,613,977	1,357,849,656	1,506,565,234	1,153,791,567
Diluted	1,534,613,977	1,357,849,656	1,537,021,778	1,153,791,567

Condensed Consolidated Balance Sheets

(unaudited, in thousands, except share data)

	September 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$116,741	$143,991
Marketable securities - available-for-sale debt securities (amortized cost of $69,293 and $2,940) net of allowance for expected credit losses of $0 and $0	69,349	2,947
Accounts receivable, net of allowance for expected credit losses of $0 and $0	12,500	821
Inventory, net	1,874	—
Other current assets and prepaid expenses	43,750	59,793
Total current assets	244,214	207,552

Restricted cash	2,681	3,026
Other noncurrent assets	968	—
Operating lease right-of-use assets, net of accumulated amortization of $17,243 and $13,220	20,494	20,762
Property, plant and equipment, net of accumulated depreciation of $55,697 and $46,020	44,796	50,946
Intangible assets, net of accumulated amortization of $5,525 and $5,155	4,283	330
Total assets	$317,436	$282,616

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$9,069	$8,128
Operating lease liabilities, current	4,175	5,384
Accrued expenses and other current liabilities	31,504	30,303
Deferred revenue, current	18,709	28,973
Total current liabilities	63,457	72,788

Operating lease liabilities, non-current	20,455	19,851
Deferred revenue, non-current	98,731	149,060
Borrowings, non-current	49,865	—
Other liabilities, non-current	4,939	1,404
Total liabilities	237,447	243,103

Stockholders’ equity
Common stock - Ordinary shares par value £0.001, 2,039,252,874 authorized and 1,534,889,490 issued and outstanding (2023: 1,702,760,280 authorized and 1,363,008,102 issued and outstanding)	2,084	1,865
Additional paid in capital	1,102,813	1,064,569
Accumulated other comprehensive loss	(5,136)	(3,748)
Accumulated deficit	(1,019,772)	(1,023,173)
Total stockholders' equity	79,989	39,513

Total liabilities and stockholders’ equity	$317,436	$282,616

Condensed Consolidated Cash Flow Statement

(unaudited, in thousands)

	Nine months ended
	September 30,
	2024	2023
Cash flows from operating activities
Net profit/(loss)	$3,401	$(65,954)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,156	6,647
Amortization	234	322
Gain on bargain purchase	—	(22,049)
Share-based compensation expense	9,215	8,692
Unrealized foreign exchange losses	3,164	709
Accretion on available-for-sale debt securities	(544)	(1,595)
Other	(104)	253
Changes in operating assets and liabilities:
Decrease/(increase) in receivables and other operating assets	5,426	(709)
Increase in inventories	(1,869)	—
Increase/(decrease) in payables and other current liabilities	1,173	(7,792)
Increase in noncurrent assets	(926)	—
Increase in borrowings and other non-current liabilities	1,480	—
Decrease in deferred revenue	(67,808)	(44,728)
Net cash used in operating activities	(39,002)	(126,204)

Cash flows from investing activities
Acquisition of property, plant and equipment	(667)	(3,854)
Acquisition of intangible assets	(880)	(199)
Cash from acquisition of TCR2 Therapeutics Inc.	—	45,264
Maturity or redemption of marketable securities	—	139,243
Investment in marketable securities	(65,701)	(73,026)
Other	129	913
Net cash (used in)/provided by investing activities	(67,119)	108,341

Cash flows from financing activities
Proceeds from issuance of borrowings, net of discount	49,500	—
Proceeds from issuance of common stock from offerings, net of commissions and issuance costs	29,171	623
Proceeds from exercise of stock options	77	183
Net cash provided by financing activities	78,748	806

Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(222)	527
Net decrease in cash, cash equivalents and restricted cash	(27,595)	(16,530)
Cash, cash equivalents and restricted cash at start of period	147,017	109,602
Cash, cash equivalents and restricted cash at end of period	$119,422	$93,072

Adaptimmune Contact

Investor Relations
Juli P. Miller, Ph.D. - VP, Corporate Affairs and Investor Relations
T : +1 215 825 9310
M : +1 215 460 8920
Juli.Miller@adaptimmune.com

Media Relations
Dana Lynch, Senior Director of Corporate Communications
M: +1 267 990 1217
Dana.Lynch@adaptimmune.com